MG St Fixed Ford 10f3

Transactions Q3 2001

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	Security Purchased    	Comparison Security    	Comparison Security
Issuer	FORD CREDIT AUTO OWNER TRUST	MMCA AUTOMOBILE TRUST	ANRC AUTO OWNER TRUST
Underwriters	Banc One, DBAB, JP Morgan, Salomon, Barclays, Bear Stearns, Credit Suisse, First Boston, Goldman Sachs, Lehman Bros., Merrill, Morgan Stanley	JP Morgan, DBAB, Merrill, Morgan Stanley, Salomon	BofA, First Union, JP Morgan, Goldman
Years of continuous operation, Including predecessors	> 3 years	> 3 years	> 3 years
Security	FORDO 4.01,% 3/15/2006	MMCA 2.88875,% 4/16/2007	ANRC 4.32,% 6/16/2008
Is the affiliate a manager or co-manager of offering?	co-lead	co-manager	n/a
Name of underwriter or dealer from which purchased	Salomon	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	9/25/2001	10/3/2001	9/21/0/1
Total dollar amount of offering sold to QIBs	$ -	$ -	$ -
Total dollar amount of any concurrent public offering	$ 557,838,000	$ 339,400,000	$ 163,000
Total	$ 557,838,000	$339,400,000	$163,000
Public offering price	100.00	100.00	99.99
Price paid if other than public offering price	na	n/a	n/a
Underwriting spread or commission	2.5	2.45	2.5
Rating	Aaa/AAA	Aaa/AAA	Aaa/AAA
Current yield	4.01%	2.89%	4.32%
Total par value purchased	640,000	n/a	n/a
$ amount of purchase	639,995	n/a	n/a
% of offering purchased by fund	0.11%	n/a	n/a
% of offering purchased by associated funds	0.00%	n/a	n/a
Total (must be less than 25%)	0.11%	n/a	n/a